UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Ally Financial Inc.
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NOTICE OF ANNUAL MEETING
To the Stockholders of Ally Financial Inc.:
The Annual Meeting of Stockholders of ALLY FINANCIAL INC. (the “Company”) will be held at the Westin Book Cadillac Detroit, 1114 Washington Boulevard, Detroit, Michigan 48226, on May 3, 2016, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Ratification of the action of the Audit Committee of the Board of Directors in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016; and

4.	Such other business as may properly come before the meeting.
Only stockholders of record at the close of business on March 18, 2016, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Renaissance Center, Detroit, Michigan 48265.
We use the internet as our primary means of furnishing proxy materials to our stockholders, including this proxy statement, a proxy card and our 2015 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost and conserve natural resources.
If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 1 of the proxy statement.
You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

Cathy L. Quenneville
Corporate Secretary
Detroit, Michigan
March 23, 2016

PROXY STATEMENT
March 23, 2016
SOLICITATION
The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Ally Financial Inc. (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 3, 2016. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 23, 2016.
The complete mailing address of the Company’s principal executive office is 200 Renaissance Center, P.O. Box 200, Detroit, Michigan 48265-2000.
References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Ally” refer to Ally Financial Inc. and its consolidated subsidiaries.
MEETING ADMISSION
If you wish to attend the Annual Meeting, you must be a stockholder on the record date and request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12-digit number included on your proxy card). Tickets will be issued to registered and beneficial owners. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than April 29, 2016. On the day of the meeting, each stockholder will be required to present valid picture identification, such as a driver’s license or passport, with his or her admission ticket.
VOTING PROCEDURES
Each director shall be elected by a majority of the votes cast with respect to such director in uncontested elections, which means that the number of votes cast for a director nominee's election must exceed the number of votes cast against such director nominee’s election. In a contested election, directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the Annual Meeting, which means that the director nominee with the most affirmative votes for a particular slot shall be elected for that slot. For all other matters presented at the meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval.
Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.
Votes cast by proxy or in person at the meeting will be counted by the person(s) appointed by the Company to act as inspector(s) of election for the meeting. The inspector(s) of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the election of directors, abstentions do not constitute a vote “for” or “against” any nominee and thus will be disregarded in the calculation of votes cast. For all other matters presented at the meeting, abstentions are counted as shares present or represented and voting and have the effect of a vote “against.”
The inspector(s) of election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year is a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Notably, the election of directors and the advisory vote on executive compensation are non-routine matters.
Unless specification is made to the contrary, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, the shares represented by the enclosed proxy will be voted FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”) and FOR ratification of the action of the Audit Committee of the Board in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.
VOTING SECURITIES
On March 18, 2016, the record date for the meeting, the Company had 483,067,742 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. 1,376,461 shares of treasury stock were outstanding as of the record date for the meeting. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 8 and 9 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Directors and Executive Officers”).

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PROPOSAL 1 — ELECTION OF DIRECTORS
The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of education, business acumen, accounting and financial expertise, risk management experience, or experience with other organizations. When considering new candidates, the Compensation, Nominating & Governance Committee (the “CNG Committee”) takes into account these factors as well as other appropriate characteristics, such as independence, ability and willingness to devote requisite time, personal and professional integrity, honesty, ethics and values, and overall fit with the current mix of director skills and personal and professional attributes. In addition, the CNG Committee considers the diverse attributes of new Board candidates, including the candidate’s skills and background that can contribute to the Board’s ability to perform its oversight function most effectively.
Each director shall be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that each vote is specifically counted “for” or “against” the director’s election, and in order to be elected, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The Company has adopted a director resignation policy providing that an incumbent director nominee who fails to receive a majority of the votes cast in an election that is not a contested election must immediately tender his or her resignation to the Board, which resignation will be effective only if and when accepted by the Board, in the Board's discretion. The CNG Committee will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. If the Board does not accept the resignation, under Delaware law, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. If the Board accepts the resignation, the CNG Committee may recommend to the Board, and the Board will thereafter decide, whether to fill the resulting vacancy or to reduce the size of the Board.
The shares represented by proxies will be voted in favor of the election of each of the eleven nominees for director whose names are set forth below unless specification is made to the contrary. Pursuant to the Board’s Governance Guidelines, directors may serve on the Board until their 75th birthday, unless the Board waives this limitation.
If for any reason any of the nominees set forth below is not a candidate when the election occurs, the shares represented by proxies will be voted for the election of the other nominees named and may be voted by the holders of the proxies for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. Other than Maureen A. Breakiron-Evans and Michael F. Steib, all nominees were elected at the last Annual Meeting of Stockholders on May 28, 2015.
The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Mr. Blakely, Ms. Breakiron-Evans, Ms. Clark, Mr. Feinberg, Mr. Fennebresque, Ms. Magner, Mr. Stack and Mr. Steib is independent as defined in the New York Stock Exchange (“NYSE”) listing standards and applicable SEC rules and that any relationship with the Company is not material under the independence thresholds contained in the NYSE listing standards and applicable SEC rules. The Board has determined that Mr. Brown, Chief Executive Officer of the Company, is not independent as defined in the NYSE listing standards and applicable SEC rules due to his position as an executive officer of the Company.
Franklin W. Hobbs, Chairman of the Board, serves as presiding director at meetings of independent directors held without the presence of Company management.
The Company’s Board of Directors Governance Guidelines provide that stockholders and other third parties may send communications to the Board, the Chairman of the Board, any individual director, the independent directors as a group or any committee of the Board, by sending correspondence to Ally Financial Inc., c/o Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265. All such communications will be kept confidential and relayed to the specified director(s). Items that are unrelated to a director’s duties and responsibilities as a member of the Board, such as junk mail, may be excluded by the Corporate Secretary.
The names of the nominees and certain information as to them, are as follows:
DIRECTOR NOMINEES

Biography and Expertise
Franklin W. Hobbs Age: 68
Director of Ally since May 2009. Mr. Hobbs currently serves as Chairman of the Board. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He serves as a director on the boards of BAWAG P.S.K., Lord Abbett & Company, and Molson Coors Brewing Company.
Mr. Hobbs is nominated to be a director because he brings extensive business experience in: leading large, heavily regulated, complex organizations; strategic planning; risk management; and serving on a public company board, through his prior professional positions and service on other boards and board committees.

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Kenneth J. Bacon Age: 61
Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private equity firm based in Bethesda, MD. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as the Executive Vice President of the multifamily mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the boards of Comcast Corporation and Forest City Enterprises, Inc. He also served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics and a master’s degree from Harvard Business School.
Mr. Bacon is nominated to be a director because he brings extensive business experience in: the financial services industry; leading large, complex, heavily regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

Robert T. Blakely Age: 74
Director of Ally since May 2009. Previously, Mr. Blakely was a trustee of the Financial Accounting Foundation, the oversight board for the Financial Accounting Standards Board. Mr. Blakely is the former Executive Vice President and Chief Financial Officer of Fannie Mae. In this role, he led the financial restatement and implementation of Sarbanes-Oxley controls. He was previously the Chief Financial Officer of WorldCom/MCI, Lyondell Chemical, Tenneco, and US Synthetic Fuels Corporation where he gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results, and generally overseeing the financial reporting processes of large corporations. Mr. Blakely is a member of the boards of directors of Greenhill & Co., Inc., Natural Resource Partners L.P. and Westlake Chemical Corporation, and he is a director of Baylor St. Luke’s Medical Center, and a trustee of the Episcopal Health Foundation. Mr. Blakely received his PhD from the Massachusetts Institute of Technology and his master’s and bachelor’s degrees from Cornell University.
Mr. Blakely is nominated to be a director because he brings extensive business experience in: financial accounting; audit and financial reporting matters; strategic planning; and risk management, through his prior professional positions and service on other boards and board committees.

Maureen A. Breakiron-Evans Age: 61
Director of Ally since July 2015. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 to April 2008. From February 2005 to October 2006, Ms. Breakiron-Evans served as Vice President and General Auditor of CIGNA Corporation where she was responsible for managing the enterprise risk management and internal audit functions. From 2001 to 2004, Ms. Breakiron-Evans served as Executive Vice President and Chief Financial Officer at Inovant, LLC, which is VISA’s captive technology development and transaction processing company. Prior to that, Ms. Breakiron-Evans held several positions at Transamerica Corporation, a provider of insurance, investments, and retirement products and services, including Vice President and General Auditor, Vice President of Control and Services and President of Transamerica Business Technologies Corp. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an Audit Partner with Arthur Andersen & Co. Ms. Breakiron-Evans serves on the board of directors of Heartland Payment Systems, Inc, a provider of payment processing services, since 2012, where she is currently the chairman of the audit committee. She also has served on the board of directors of Cognizant Technology Solutions Corp. since 2009, and currently serves on the nominating and corporate governance committee, as well as the chair of the audit committee. Ms. Breakiron-Evans has previously served on the board of directors of the Federal Home Loan Bank of Pittsburgh, a private government sponsored-enterprise, and ING Direct, an internet bank. Ms. Breakiron-Evans received a bachelor’s degree in business administration from Stetson University, a master’s degree in business administration from Harvard Business School and a master’s degree in liberal arts from Stanford University. She is also a Certified Public Accountant in the State of California.
Ms. Breakiron-Evans is nominated to be a director because she brings extensive business experience in: the financial and technology services industry; audit and financial reporting matters; strategic planning and risk management through her prior professional positions and service on other boards and board committees.

Mayree C. Clark Age: 59
Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, an investment management firm. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of MSCI. She also served as a Director of Morgan Stanley DW Inc., the firm’s registered broker-dealer for its retail activities. Ms. Clark is a member of the Council on Foreign Relations, the Shareholder-Director Exchange Working Group, Women Moving Millions, and the Circle Financial Group. She received her master’s degree in business administration from Stanford University Graduate School of Business in 1981 and her bachelor’s degree from the University of Southern California in 1976.
Ms. Clark is nominated to be a director because she brings extensive business experience: as an executive of a major public financial services company, as well as specific experience in investment banking and capital markets; asset management; strategic planning; and risk management, through her prior professional positions and service on other boards and professional organizations.

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Stephen A. Feinberg Age: 55
Director of Ally since March 2009. Mr. Feinberg co-founded Cerberus Capital Management in November 1992. Mr. Feinberg began his career at Drexel Burnham Lambert, where he was actively involved in trading large pools of firm capital. From 1985 to 1992, after leaving Drexel Burnham Lambert, he managed money in separate accounts, most of which was firm capital of Gruntal & Co., Inc. Mr. Feinberg is a 1982 graduate of Princeton University.
Mr. Feinberg is nominated to be a director because he brings extensive business experience in: distressed investing, including investments in the financial services industry; serving as a control party in connection with investments in numerous financial institutions, including various lending institutions; strategic planning; capital markets activity; and risk management.

Kim S. Fennebresque Age: 66
Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., where he oversaw all aspects of the management and operations of the company. Prior to joining Cowen Group, Mr. Fennebresque held positions as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the board of BlueLinx, Inc., and formerly served on the boards of TEAK Fellowship, Fountain House and Common Good.
Mr. Fennebresque is nominated to be a director because of his extensive business experience in: investment banking; the management of a publicly traded company; and deep and broad exposure to compensation, legal, accounting and regulatory issues faced by large, complex, heavily regulated institutions.

Marjorie Magner Age: 66
Director of Ally since May 2010. Ms. Magner is a founding member and partner of Brysam Global Partners, a specialized private equity firm that invests in financial services. Previously, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management, Purdue University. Ms. Magner also serves as chairman of the board of TEGNA and on the boards of Accenture Ltd., the Brooklyn College Foundation and the Museum of American Finance. She is a member of the Dean’s Advisory Council for the Krannert School of Management.
Ms. Magner is nominated as a director because she brings extensive business experience in: the financial services industry; leading a large, complex, heavily regulated business; strategic planning; and risk management, through her prior professional positions and current service on other boards.

John J. Stack Age: 69
Director of Ally since July 2014. Mr. Stack previously served on the Ally Board and its Audit and Risk and Compliance Committees from April 2010 until April 2013 and currently serves on the board of directors of Ally Bank. Mr. Stack served as Chairman and Chief Executive Officer of Ceska Sporitelna, A.S., the largest bank in the Czech Republic, from 2000 to 2007. Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank. Mr. Stack began his career in government working in staff roles in the New York City Mayor’s Office and then the New York City Courts System. He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. Mr. Stack also serves on the boards of Ceska Sporitelna, A.S. (Chairman of the Board; Prague, Czech Republic), Erste Group Bank (Vienna, Austria) and Mutual of America Capital Management (New York).
Mr. Stack is nominated to be a director because he brings extensive business experience in: the financial services industry; leading large, complex, heavily regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

Michael F. Steib Age: 39
Director of Ally since July 2015. Mr. Steib has served as the Chief Executive Officer of XO Group since 2014. Prior to joining XO Group, Mr. Steib served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, Mr. Steib served at Google, Inc. as Director, Google TV Ads from January 2007 to September 2009, and Managing Director, Emerging Platforms, from September 2009 to July 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC, and as a management consultant with McKinsey & Company. Mr. Steib received his bachelor’s degree in economics from the University of Pennsylvania.
Mr. Steib is nominated to be a director because he brings extensive experience: as an executive of a publicly traded company, as well as specific experience in strategic planning and business development through his prior professional positions and service on other boards.

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Jeffrey J. Brown Age: 43
Chief Executive Officer of Ally since February 2015 and a member of the Board since February 2015. Mr. Brown oversees all Ally strategy and operations to focus on strengthening the core businesses, while positioning the Company for long-term growth. Prior to being named Chief Executive Officer, Mr. Brown was President and Chief Executive Officer of Ally’s Dealer Financial Services business since March 2014. In this role, he oversaw the Company’s automotive finance, insurance and auto servicing operations. From June 2011 to March 2014, Mr. Brown served as Senior Executive Vice president of Finance and Corporate Planning. In that role, Mr. Brown oversaw the finance, treasury and corporate strategy activities of the Company. He joined Ally in March 2009 as Corporate Treasurer with responsibility for global treasury activities, including funding and balance sheet management. Prior to joining Ally, Mr. Brown was the Corporate Treasurer for Bank of America, where he had responsibility for the core treasury functions, including funding and managing interest rate risk. Mr. Brown spent 10 years at Bank of America, beginning his career in finance and later joining the Balance Sheet Management Division. During his tenure at Bank of America, he also served as the bank’s Deputy Treasurer and oversaw balance sheet management and the company’s corporate funding division. He was also a member of the company’s Asset/Liability Management Committee. Mr. Brown received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the Trevillian Cabinet of the College of Business and Behavioral Sciences at Clemson University and is a board of trustees member of Queens University of Charlotte.
Mr. Brown is nominated to be a director because he brings extensive experience in: banking; capital markets activity; turnarounds; corporate strategy; and risk management; and because he has broad and deep knowledge of all facets of the Company’s operational, financial and compliance activities in an evolving business and regulatory environment.

Mathew Pendo resigned as a member of the Board effective June 12, 2015. Gerald Greenwald retired from the Board effective at the time of the 2015 Annual Meeting. Each of Mr. Pendo and Mr. Greenwald was determined to be independent during his Board service. Maureen A. Breakiron-Evans and Michael F. Steib were appointed as members of the Board effective July 22, 2015.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.
BOARD LEADERSHIP STRUCTURE
The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Pursuant to the Governance Guidelines of the Board, the Chairman of the Board is designated by a majority of the full Board from among Ally’s independent directors. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. Brown is our Chief Executive Officer. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides a balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company. The Company’s Chairman and other directors bring independent experience and expertise from both inside and outside the Company and industry. The Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy.
COMMITTEES

Name	Audit Committee	Risk Committee	CNG Committee
Franklin W. Hobbs		•	•
Kenneth J. Bacon		•
Robert T. Blakely	Chair		•
Maureen A. Breakiron-Evans	•
Mayree C. Clark	•	Chair
Stephen A. Feinberg
Kim S. Fennebresque			Chair
Marjorie Magner		•	•
John J. Stack	•
Michael F. Steib
The standing committees of the Board are the Audit Committee, the Risk and Compliance Committee (the “Risk Committee”) and the CNG Committee.
The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also has oversight responsibility for Ally’s accounting and financial reporting and internal controls; Ally’s independent public accounting firm, including its qualifications, independence and performance; Ally’s internal audit function, including the performance and compensation of Ally’s general auditor; and, in conjunction with the Risk Committee, the effectiveness of risk management, and Ally’s compliance with legal and regulatory requirements.
The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal auditing department for these purposes. Each member of the Audit Committee is “independent” as required by Rule 10A-3 of the Securities

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Exchange Act of 1934, as amended (the “Exchange Act”), and under the rules of the NYSE, and the Board has determined that all members of the Audit Committee are qualified as “audit committee financial experts,” as defined in Item 407 of Regulation S-K. None of the members of our Audit Committee, other than Mr. Blakely, currently serve on more than three public company audit committees. Mr. Blakely currently serves on the audit committees of four public companies, including Ally. Our Board has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Ally’s Audit Committee.
The Risk Committee has oversight responsibility for risk management programs developed and implemented by management. The Risk Committee assists the Board in setting risk appetite and tolerances, and overseeing management’s responsibility to manage Ally’s risk profile and implement Ally’s risk program, with an emphasis on credit, lease residual, market, operational, insurance/underwriting and liquidity risks from both an enterprise and a line of business perspective. Additionally, the Risk Committee assists in overseeing management’s responsibility to implement Ally’s compliance program, with emphasis on Ally’s compliance with legal and regulatory requirements.
The CNG Committee oversees the establishment, maintenance and administration of Ally’s compensation plans, including determining the total compensation of the Company’s executive officers. The CNG Committee is also responsible for overseeing Ally’s leadership development and Board and management succession planning programs, recommending appointments to Board committees, and overseeing the evaluation of the Board’s performance. Each member of the CNG Committee is “independent” under the rules of the NYSE and Rule 10C-1 of the Exchange Act. The Compensation Discussion and Analysis section below contains additional information about the CNG Committee.
Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNG Committee should address their recommendations to: Compensation, Nominating, and Governance Committee of the Board of Directors, c/o Ally Financial Inc., Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265. Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.
Charters for the Audit Committee, Risk Committee and CNG Committee, along with Ally’s Board of Directors Governance Guidelines and the Code of Conduct and Ethics, are available on the Company’s website, http://www.ally.com/about/company-structure/policies-charters/index.html.
RISK MANAGEMENT
The Board exercises risk management oversight both directly and through various Board Committees as discussed below. The Board regularly sets the risk appetite across the Company, and reviews information regarding the Company’s principal risks.
The Board has established the Risk Committee, which has oversight responsibility for risk management programs developed and implemented by management. The Risk Committee assists the Board in setting risk appetite and tolerances, and overseeing management’s responsibility to manage Ally’s risk profile and implement Ally’s risk program, with an emphasis on credit, lease residual, market, operational, insurance/underwriting and liquidity risks from both an enterprise and a line of business perspective. The Risk Committee also assists in overseeing management’s responsibility to implement Ally’s compliance program, with emphasis on Ally’s compliance with legal and regulatory requirements. The Company’s CNG Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as risks associated with the independence of the Board and possible conflicts of interest. The Audit Committee has responsibility to oversee the Company’s financial risk exposures, as well as the effectiveness of the Company’s policies and practices with respect to risk assessment and risk management, which it coordinates with the Risk Committee.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about the known risks to the strategy and the business of the Company, including through verbal reports by the committee chairpersons and the Chief Executive Officer, as well as by receiving copies of minutes of committee meetings. The Board’s leadership structure facilitates the Board’s oversight of risk and communication with management. Our independent Chairman and our Chief Executive Officer are each focused on the Company’s risk management efforts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2015, none of the members of the CNG Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2015.
MEETINGS AND ATTENDANCE
During 2015, there were 10 meetings of the Board, 12 meetings of the Audit Committee, 8 meetings of the Risk Committee and 11 meetings of the CNG Committee. Attendance for all nominees that are currently directors exceeded 75% of the total number of meetings of the Board and committees on which they served for fiscal 2015.
DIRECTOR COMPENSATION
Employee directors and Mr. Feinberg do not receive any separate compensation for their Board activities. Non-employee directors receive the compensation described below.

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For 2015, the annual retainer paid to non-employee directors was $200,000, which remains unchanged from 2014. One-half of the annual retainer was awarded in the form of deferred stock units (“DSUs”), with each DSU representing a right to receive one share of our common stock. Each non-employee director who joins the Board following the grant date of an annual award but prior to the date of our next Annual Meeting of Stockholders will receive a prorated annual award. By their terms, DSUs are vested at grant and settle upon the director’s departure from the Board. In addition, similar to the awards given to the directors at the time of the IPO who remained in office following the IPO, a one-time initial award of DSUs in the amount of $100,000 was made to each non-employee director who joined the Board in 2015. This one-time award vests quarterly over one year and will settle, to the extent vested, upon the director’s departure from the Board. The one-time DSUs and annual DSUs are provided pursuant to the non-employee director award formula under the Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan (the “2014 Directors Plan”).
An additional annual retainer of $50,000 is paid to each non-employee director who serves as a chairperson of a standing committee of the Board. All non-employee directors who serve as members of committees, including chairpersons of a committee, are paid additional annual retainers of $20,000 each. Our independent Chairman is not an executive of the Company, but he plays an active leading role in the Board’s oversight of the management of the Company and receives an additional annual retainer of $250,000, which is paid in cash. Meeting fees of $2,000 for each in-person and telephonic meeting are payable when the Board or any committee meets more than eight times per year.
Non-employee directors are reimbursed for travel expenses incurred in conjunction with their duties as directors. Furthermore, Ally will provide the broadest form of indemnification permitted under Delaware law in connection with liabilities that may arise as a result of their role on the Board, provided that the director satisfies the statutory standard of care.
The following table provides compensation for non-employee directors who served during fiscal 2015.

	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($)
Franklin W. Hobbs	400,000	100,009	500,009
Kenneth J. Bacon (c)	130,000	233,376	363,376
Robert T. Blakely	206,000	100,009	306,009
Maureen A. Breakiron-Evans	60,000	191,703	251,703
Mayree C. Clark	202,000	100,009	302,009
Kim S. Fennebresque	176,000	100,009	276,009
Gerald Greenwald (d)	60,000	—	60,000
Marjorie Magner (c)	166,000	100,009	266,009
Matthew Pendo (e)	60,000	100,009	160,009
John J. Stack (c)(f)	154,000	100,009	254,009
Michael F. Steib	50,000	191,703	241,703

(a)	Includes annual, chairman, committee chair and member retainers and additional meeting fees.

(b)	Includes annual and one-time DSUs, which were rounded up to the nearest whole share. DSUs to be settled in stock upon a director’s departure from the Board.

(c)
Fees earned or paid in cash also includes fees for service on a compliance committee, consisting of Ally and Ally Bank directors, established for the purpose of overseeing compliance with Consent Orders issued by the Consumer Financial Protection Bureau and the Department of Justice. For such service, Mr. Bacon received $15,000, Ms. Magner received $20,000, and Mr. Stack received $20,000.

(d)	Gerald Greenwald retired from the Ally Board of Directors effective May 28, 2015.

(e)	Mathew Pendo retired from the Ally Board of Directors effective June 12, 2015.

(f)	In addition to this amount, Mr. Stack also received $125,000 in cash fees during 2015 for serving as a member of the board of directors of Ally Bank.

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The following table sets forth the aggregate number of DSUs held by each non-employee director at December 31, 2015. Each DSU represents one common share of Ally.

	DSU Balances as of December 31, 2015
	Annual Equity Grant (#)	Initial Grant (#)	Total DSUs (#) (a)
Franklin W. Hobbs	4,396	—	22,628
Kenneth J. Bacon (b)	5,819	5,069	10,888
Robert T. Blakely	4,396	—	17,328
Maureen A. Breakiron-Evans (c)	4,030	4,412	8,442
Mayree C. Clark	4,396	—	17,328
Kim S. Fennebresque	4,396	—	17,328
Marjorie Magner	4,396	—	17,328
Matthew Pendo (d)	4,396	—	—
John J. Stack	4,396	—	12,930
Michael F. Steib (c)	4,030	4,412	8,442

(a)	Total DSUs for Messrs. Blakely, Fennebresque, Hobbs, and Stack, as well as for Mses. Clark and Magner, also include DSU grants from prior years.

(b)
Mr. Bacon joined the Board on February 4, 2015 and thus received a pro-rated portion of the 2014 annual grant of 1,423 DSUs, as well as the full 2015 annual grant of 4,396 DSUs and the one-time initial grant in 2015.

(c)	Ms. Breakiron-Evans and Mr. Steib joined the Board on July 22, 2015 and thus received a pro-rata portion of the 2015 annual grant, as well as the one-time initial grant in 2015.

(d)	Mr. Pendo retired from the Board effective June 12, 2015, and thus all of his DSUs were settled upon his departure.
DEFERRED COMPENSATION PLAN
Beginning with compensation paid for service on the Board in 2016, Ally will allow its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals will be made into either fully vested DSUs or a cash account that is credited with interest quarterly. Interest earned will be based on the average rate for the Ally Bank Online savings account.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
As of March 18, 2016, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Persons affiliated with BlackRock, Inc.(a) c/o BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	47,057,438	9.7%
Persons affiliated with Cerberus Capital Management, L.P. c/o Cerberus Capital Management, L.P. 299 Park Avenue, 22nd Floor, New York, New York 10171	41,516,294	8.6%
Persons affiliated with The Vanguard Group c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	29,303,630	6.1%
Persons affiliated with Boston Partners c/o Boston Partners One Beacon Street, 30th Floor, Boston, MA 02108	25,305,495	5.2%

(a)
We have engaged BlackRock Financial Management Inc. (“BlackRock”) to provide trade capture, asset valuation and collateral management services as part of our capital markets process. BlackRock received approximately $2.5 million for such services in the year ended December 31, 2015.

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information, as of March 11, 2016, concerning the number of shares of Common Stock and Deferred Stock Units of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers, and directors and executive officers as a group. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of Common Stock; and all directors and officers as a group own less than one percent of the outstanding shares of Common Stock. The persons named have furnished this information to us.

Name	Shares of Common Stock Beneficially Owned	Stock-Settled Deferred Stock Units Beneficially Owned (a)
Franklin W. Hobbs	5,000	22,628
Kenneth J. Bacon	—	10,888
Robert T. Blakely	—	17,328
Maureen A. Breakiron-Evans	—	8,442
Mayree C. Clark	10,000	17,328
Stephen A. Feinberg (b)	—	—
Kim S. Fennebresque	—	17,328
Marjorie Magner	1,700	17,328
John J. Stack	4,000	12,930
Michael F. Steib	—	8,442
Jeffrey J. Brown	2,243	59,102
Christopher A. Halmy	8,985	26,596
Timothy Russi	—	26,596
Diane Morais	—	26,596
William Solomon	1,145	11,821
Michael A. Carpenter (c)	—	—
Barbara Yastine (c)	5,000	—
Directors and executive officers as a group	38,073	283,353

(a)	Each Stock-Settled Deferred Stock Unit represents a vested stock-settled unit or a stock-settled unit that will vest within 60 days of March 11, 2016.

(b)
The Board recognizes that concerns have been raised about Cerberus Capital Management, L.P.’s (the “Cerberus Funds”) pledge of 37,487,589 shares of Common Stock as security, which is part of Cerberus Funds’ ordinary course management of its portfolio. As required under SEC rules, this pledge is noted under Mr. Feinberg’s beneficial ownership of the shares of Common Stock owned by Cerberus Funds solely as a result of his voting and dispositive control of those securities as the chief executive officer of Cerberus Funds. Mr. Feinberg does not individually own any shares of Common Stock. The Board has considered the matter and reviewed the details surrounding the pledge including having discussions with senior management of Cerberus Funds and Mr. Feinberg. As a result of their review, the Board believes that the risk of foreclosure with respect to the pledged shares is remote. The Company has also discussed the matter with several of its largest investors. The Board has decided to re-nominate Mr. Feinberg because the Board believes Mr. Feinberg is an important director who has made very strong contributions to the Board over many years. We note that in any case, Ally is unable to restrict Cerberus Funds from pledging any Ally Common Stock. If Mr. Feinberg were no longer to serve on the Board, the Common Stock would continue to be pledged, there would be less transparency to stockholders because there would be no disclosure regarding the pledge and the Board would lose an extremely valuable director.

(c)	Information for Mr. Carpenter and Ms. Yastine included in the above table is based on the information available as of the dates they each left the Company.
The beneficial ownership reported in the preceding table does not include all equity-based awards held by our active NEOs. The following table shows the number of shares of Common Stock beneficially owned, DSUs, incentive restricted stock units (“IRSUs”), restricted stock units (“RSUs”), and performance share units (“PSUs”) held by our active NEOs as of March 11, 2016, including awards that were granted in 2016. All equity awards reflected are unvested, except for DSUs, which were fully vested, at March 11, 2016. Both DSUs and IRSUs are settled in cash based on the fair market value of Ally common stock. RSUs and PSUs settle in shares of Ally common stock. The number of PSUs reflect shares to be received assuming target levels are achieved at 100%. In 2015, PSUs grants are a new component in Ally’s compensation program. For further information on all equity awards, refer to the Incentive Awards—Long-Term Incentive Awards section below.

Name	Shares of Common Stock Beneficially Owned	Number of DSUs	Number of IRSUs	Number of RSUs	Number of PSUs	Total
Jeffrey J. Brown	2,243	62,551	2,525	352,746	116,339	536,404
Christopher A. Halmy	8,985	30,553	1,104	145,509	39,126	225,277
Timothy Russi	—	38,136	1,608	154,145	31,842	225,731
Diane Morais	—	34,720	1,493	152,321	30,626	219,160
William Solomon	1,145	30,285	1,333	75,498	28,216	136,477

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The security ownership of Ally and Ally Bank directors and all Ally officers that are required to pre-clear all trades in Ally securities in accordance with Ally’s insider trading compliance program (collectively, “Covered Persons”) is governed by the Ally Personal Trading Restrictions. These restrictions are intended to ensure that the interests of officers and directors of Ally are aligned with the long-term interests of Ally stockholders, and to discourage short-term speculation in Ally securities. The Ally Personal Trading Restrictions cover any Ally securities and prohibit (i) any transaction that hedges a Covered Person’s economic interest in and exposure to the full rewards and risk of ownership in any Ally security; (ii) any transaction in options on Ally securities, such as puts or calls, or any transaction in other derivative securities that derives its value from an Ally security; (iii) any short sales of Ally securities; (iv) holding Ally securities in a margin account, or pledging Ally securities as collateral for a loan of any kind; and (iv) purchasing any Ally security through limit orders.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. Due to an administrative error by the Company, certain DSUs were inadvertently omitted from the Form 4 reports of Brian M. Gunn and Christopher A. Halmy filed on January 6, 2015, which omissions were corrected in Forms 4/A filed with the SEC on January 21, 2015. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, except as noted above, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2015.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF CONDUCT AND ETHICS
Executive officers and directors are governed by the Company’s Code of Conduct and Ethics, which provides that waivers may only be granted by the Board to executive officers. Under the Company’s Bylaws, if any officer or director has an actual or potential conflict of interest as against Ally, he or she must disclose such conflict to Ally’s legal staff and, in the case of directors, to the Board, and any such conflict must be addressed in accordance with applicable legal requirements.
No transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K are currently proposed. The Company’s written related party transaction policy applies to directors, nominees for election to the Board, executive officers, beneficial owners of 5% or more of the Company’s voting securities and their respective immediate family members (each a “Related Person”). Under the Company’s policy, all transactions involving the Company in which a Related Person has a direct or indirect material interest must be reviewed by the Company’s General Counsel, and if disclosable under Item 404(a) of Regulation S-K, the General Counsel must refer the transaction for review by the Board or a committee of the Board. In reviewing Related Person transactions, the Board or committee considers relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit (or lack thereof) to the Company, the nature and opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest, and the actual or potential conflict of interest of the Related Person.
EXECUTIVE COMPENSATION
Corporate Governance and Related Disclosures
The Compensation, Nominating & Governance Committee
The CNG Committee (sometimes referred to in this “Executive Compensation” section as the “Committee”) is a committee of the Ally Board consisting of the following non-employee independent directors: Kim S. Fennebresque (Committee Chairman), Robert T. Blakely, Franklin W. Hobbs and Marjorie Magner. During 2015, the Committee met 11 times.
Pursuant to its Charter, the Committee is responsible for the following, among other things:

•
Discharging the Board’s responsibilities with respect to the establishment, maintenance and administration of Ally’s compensation plans, including determining the total compensation of the Chief Executive Officer (“CEO”) and other senior executives designated by the Committee as under its purview;

•	Overseeing Ally’s leadership development programs and succession planning;

•	Identifying qualified individuals for membership on the Board (consistent with criteria approved by the Board) and recommending to the Board the director nominees;

•	Reviewing and recommending to the Board the director compensation for service on the Board;

•	Leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	Developing and recommending to the Board a corporate governance policy for the Board, and overseeing Ally’s corporate governance procedures and practices related to the Board; and

•	Performing any and all duties required of it under applicable laws, rules, regulations, regulatory guidance, or other legal authority.

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Compensation Risk Assessment
The Committee, with the assistance of Ally’s Risk Management and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2015, the Committee believes that the design, implementation and governance of Ally’s executive compensation program are consistent with high standards of risk management, and that Ally’s executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.
The Committee has also reviewed Ally’s compensation policies as generally applicable to all of our employees and believes that Ally’s policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company.
Compensation Discussion and Analysis
Introduction
Named Executive Officers
Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and the executive compensation tables that follow provide information relating primarily to compensation decisions for the following 2015 named executive officers of the Company:

Named Executive Officer	Title (as of December 31, 2015)
Jeffrey J. Brown	Chief Executive Officer
Christopher A. Halmy	Chief Financial Officer
Timothy Russi	President, Auto Finance
Diane Morais	CEO & President, Ally Bank
William Solomon	General Counsel
Name of Former Executive	Title (as of December 31, 2015)
Michael A. Carpenter	Former Chief Executive Officer
Barbara Yastine	Former CEO & President, Ally Bank
This CD&A generally describes the compensation of our named executive officers ("NEOs") who are currently employed with Ally. Disclosure in the executive compensation tables that follow this CD&A also includes the compensation of two former executives who are no longer actively employed by Ally: Michael A. Carpenter, who retired as Ally’s Chief Executive Officer effective as of February 2, 2015, and Barbara Yastine, who resigned as Chief Executive Officer and President, Ally Bank effective as of June 19, 2015.
Implementation of Post-TARP Compensation Program
Ally fully exited the Troubled Asset Relief Program (“TARP”) at the end of 2014 and implemented a new comprehensive market-competitive, performance-based compensation program effective as of the end of the first quarter of 2015. The new compensation program for our NEOs now includes a mix of cash base salaries, annual cash incentives, and equity-based long-term incentives awarded in respect of prior-year performance, portions of which are subject to continuing service and performance requirements. While this new compensation program is generally consistent with the program we described on a preliminary basis in our 2015 proxy statement, certain features of the cash and equity incentives awarded for 2015 performance have been adjusted to better align to industry compensation practices.
Executive Summary
2015 Company Performance
During 2015, we achieved solid financial results, strengthened the Company’s financial profile and further deepened our customer relationships. We successfully positioned our leading auto finance business for consistent long-term results by expanding the breadth and depth of our franchise.
At Ally Bank, we grew our already strong retail deposit base by $7.5 billion and now serve over 1.1 million customers. Importantly, a significant portion of our growth was in the key demographic of younger customers.
In 2015, Ally delivered improved profitability and met our goal of achieving a core return on tangible common equity (“Core ROTCE”) of over 9%. Cost of funds (excluding original issue discount amortization expense primarily related to legacy bond exchanges (“OID”)) improved 22 basis points for the full year, based in part on efforts in increasing deposits and executing a liability management program to reduce high-cost legacy debt. Efforts to improve efficiency continued throughout 2015 as we were able to further reduce controllable expenses while continuing to invest in our leading auto finance and deposit platforms. Further, we redeemed our Series G preferred shares which, subject to regulatory approval, will allow us to begin to pay dividends and implement a share repurchase program in 2016 to further drive stockholder value.

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As indicated by the charts below, highlights of our 2015 performance include:

•	Achieved adjusted earnings per share (“EPS”) of $2.00, up 19% from 2014;

•	Achieved sustainable 9-11% Core ROTCE;

•	Grew adjusted tangible book value per share 9% year-over-year; and

•	Achieved an adjusted efficiency ratio of 45%, driving positive operating leverage.
This Executive Summary includes disclosure of Core ROTCE, adjusted EPS, adjusted tangible book value per share, and adjusted efficiency ratio. Each of these items are non-GAAP financial measures. Reconciliations to GAAP are provided in Appendix A.
Performance highlights for 2015 in our two principal businesses were:
Ally Auto Finance
Our auto franchise surpassed its loan origination targets despite significant changes to the automotive financing landscape, specifically the loss of GM subvented loan and lease business. We expanded our dealer network through a diverse group of manufacturers and dealers, and established new relationships such as Mitsubishi, Aston Martin, McLaren and Beepi, and significantly broadened our presence in the growing used vehicle market. We believe that this diversification and expansion position the auto financing business for continued and sustained success. Accomplishments as of the end of 2015 include:

•	Exceeding our auto loan origination target with $41 billion of new loans and leases in 2015;

•	Expanding auto loan originations in our Growth Channel (non-GM/Chrysler) by 53%, which now comprises one-third of total loan and lease originations; and

•	Growing auto loan applications by 17% in 2015, driven by expanding offerings and new dealer relationships.
Most importantly, we achieved these measures while operating within our stated risk appetite and also maintaining our focus on disciplined risk taking to generate attractive risk adjusted returns.
Ally Bank
Ally Bank continued growing the online banking franchise. Both the aggregate amount of Ally Bank deposits and total deposit customers increased 16% in 2015. Accomplishments as of the end of 2015 include:

•	Exceeding our retail deposit growth target with $7.5 billion of net growth in 2015;

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•	Achieving $55.4 billion of retail deposits;

•	Growing deposit customers to over 1 million; and

•
Recognition as “Best Online Bank” in December 2015 by Kiplinger’s Personal Finance and MONEY® Magazine for five consecutive years, and “Online Bank of the Year” for the second consecutive year by GoBankingRates.com

2015 Compensation Program
Ally’s new 2015 executive compensation program is consistent with the compensation philosophy discussed on pages 14 and 15. The new program is based on a compensation structure that is market competitive in both levels of pay and mix of pay elements, emphasizes pay for performance and strong governance, overall business safety and soundness, and encourages prudent, but not excessive, risk taking.
However, as Ally exited TARP at the end of 2014 and due to the need to develop and communicate the comprehensive change in compensation structure and pay mix for 2015, Ally continued to grant fully vested deferred stock units (“DSUs”) under the pay structure as approved by the Special Master for 2014 through March 13, 2015. The 2015 DSUs that were granted are tied to Ally’s stock price and will be paid out on the original deferred payment schedule, which will continue through 2017. Although grants of DSUs were discontinued in March, the Committee considered the DSU value awarded during 2015 when evaluating total direct compensation for the NEOs.
The final design of the new ongoing compensation program implemented for 2015, which is discussed in more detail beginning on page 16, is as follows:

•
Total Pay Mix — As illustrated in the table below, the target total direct compensation (“TDC”) mix for our CEO is 40% cash, including both base salary and annual cash incentives, and 60% equity-based long-term incentives. The target pay mix for other NEOs is 50% cash and 50% equity. Long-term incentives awarded to NEOs are in the form of performance-based restricted share units (“PSUs”) for 50% of the value and time-based restricted stock units (“RSUs”) for the remaining 50% of the value.

	Total Direct Compensation in Cash	Total Direct Compensation in Long-Term Incentive Awards	Long-Term Incentive Awards Breakdown
			Performance-based stock units (PSUs)	Time-based stock units (RSUs)
CEO	40%	60%	50%	50%
Other NEOs	50%	50%	50%	50%

•	Cash Base Salaries — Determined based on market levels for the responsibilities of each NEO and individual considerations of performance and experience.

•
Incentive Awards — Funded through annual incentive pools based on Ally, business unit and function performance, with the pool then allocated based on evaluations of individual attainment of performance objectives.

•	Annual Cash Incentive Awards — A portion of the NEO’s incentive award is delivered in the form of annual cash-based incentive awards.

•
Long-Term Incentive Awards — A portion of the NEO’s incentive award is delivered in the form of (i) PSUs that cliff-vest on the third anniversary of the grant date (subject to the achievement of applicable performance conditions) and (ii) RSUs that vest annually over the three-year period following date of grant (subject to the NEO’s continuous service with the Company). Awards of PSUs and RSUs are settled in common shares of Ally.

As noted above, under the TARP program, equity compensation was mostly in the form of DSUs, which were fully vested at grant. As a result, following our exit from TARP, there were no meaningful outstanding unvested equity awards to promote retention of key executives who are critical to our business. In order to bridge the transition period while our executives accumulate unvested equity compensation (beginning with the annual awards made in early 2016) under our new compensation program described above, we granted supplemental, one-time RSU awards to select key executives (including each of the NEOs) in March 2015. Due to the special nature of these one-time RSU awards, the awards will vest over a four-year period, rather than the three-year period applicable to annual RSU awards.
2015 Compensation Decisions
Based on the Committee’s assessment of overall Company performance, funding of the incentive pools applicable below the senior executives, who did not receive incentive compensation in 2014, was generally flat year-over-year. In connection with determining the 2015 total direct compensation for each of the NEOs under our new compensation program, the Committee reviewed the overall performance of Ally, as well as the performance of each of NEOs relative to his or her individual performance objectives, as discussed beginning on page 17, taking into account independent control function input (audit, compliance, loan review, and risk) and risk review ratings. In addition, in making decisions regarding the incentives awarded to the NEOs for 2015 performance, the Committee considered the economic climate affecting the Company’s performance and progress on strategic priorities to drive stockholder value.

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The table below summarizes how the Committee views its total direct compensation decisions (base salary, cash incentive awards, PSUs and RSUs) for the NEOs for 2015 performance under our new compensation program on an annualized basis without regard to (i) the DSUs granted during the first quarter of the 2015 or (ii) the supplemental one-time RSUs granted to the NEOs in March 2015, each of which are described in more detail in Components of Ally’s Compensation Program below.

	Jeffrey J. Brown	Christopher A. Halmy	Timothy Russi	Diane Morais	William Solomon
Base Salary	$1,000,000	$600,000	$509,000	$550,000	$500,000
Cash Incentive	2,000,000	950,000	1,116,000	1,000,000	675,000
PSU	2,250,000	775,000	650,000	620,000	587,500
RSU	2,250,000	775,000	975,000	930,000	587,500
Total Direct Compensation	$7,500,000	$3,100,000	$3,250,000	$3,100,000	$2,350,000
The table above is not meant to be a substitute for the Summary Compensation Table on page 22, but is provided to show the compensation approved by the Committee for the NEOs’ performance in respect to 2015. The values in this table differ from those shown in the “Stock Awards” column of the Summary Compensation Table due to SEC rules requiring that equity awards be reported based on the year of grant, rather than the service year to which they relate. Accordingly, the PSU and RSU awards reflected in this table will be reported in next year’s Summary Compensation Table, as they were granted in 2016. Note, the number of PSUs assume target levels are achieved at 100%. For further information on all equity awards, refer to the Incentive Awards—Long-Term Incentive Awards section below.
Compensation Program Governance
In addition to implementing a performance-based compensation framework, Ally has strong compensation governance as demonstrated by the practices listed below that are included in our compensation program and those practices excluded from our program. All of these practices apply to our NEOs and most apply to the broader group of our senior executives, as applicable.

Our Practices	Excluded Practices
✓    Alignment of pay with performance through use of annual and long-term incentives for a majority of NEO total compensation
✓    Alignment of NEOs’ interests with those of our stockholders by awarding 50% or more of total direct compensation in the form of long-term equity-based incentive compensation
✓    Annual risk assessments of both our compensation programs and the risk management behavior of each of the NEOs
✓    Meaningful stock ownership guidelines and holding requirements
✓    Enforcement of stock trading restrictions
✓    Enhanced clawback policy applicable to all incentives
✓    Utilization of an independent board compensation consultant

✗    No hedging or pledging of Company stock
✗    No excessive perquisites or executive retirement benefits
✗    No guaranteed incentive payouts for NEOs
✗    No single-trigger payments or vesting upon a change in control
✗    No extensive use of employment agreements
✗    No tax gross-ups for excise or income taxes

Consideration of Shareholder Say on Pay Votes
In 2015, we provided our stockholders the opportunity to vote on the compensation we provided to our NEOs, as well as the frequency with which they wish to hold the say on pay vote in the future. Stockholders approved that compensation by a vote of over 97% and voted in support of an annual say on pay vote. As we now have shifted to a more customary performance-based compensation framework after exiting TARP, we will continue to monitor the feedback we receive from our stockholders through these annual say on pay votes and other channels and will consider this feedback as we move forward.
Compensation Philosophy
Ally's compensation philosophy is that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. In support of this compensation philosophy, Ally’s new compensation program is structured to:
•Align with long-term value creation for our stockholders;
•Provide appropriate short- and long-term incentives based on individual, business, and Company performance;

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•Encourage prudent, but not excessive, risk taking;
•Provide a total compensation opportunity competitive with market practice and reflecting relative responsibilities of the role; and
•Encourage continued employment of key executives.
Assessing Compensation Competitiveness
We compare the total direct compensation of our NEOs against companies with whom we compete for senior executive talent. We use publicly available reported pay data from a peer group of companies approved by the Committee to conduct the competitive assessment for the CEO and Chief Financial Officer (“CFO”) positions.
For 2015, changes were made to the peer group to better reflect Ally’s size and core businesses. The revised peer group consists of the 13 banking and financial services companies listed below:

•	BB&T	•	KeyCorp	•	SunTrust Banks

•	Capital One Financial	•	M&T Bank Corporation	•	Synchrony Financial

•	Citizens Financial Group	•	Navient Corporation	•	U.S. Bancorp

•	Discover Financial Services	•	PNC Financial

•	Fifth Third Bancorp	•	Regions Financial
For the other NEO and senior executive positions, we use market survey data from several survey sources to conduct competitive assessments. Wherever practical, the market surveys include companies that are part of the peer group approved by the Committee. Updated 2015 survey data used for the remaining NEOs and other senior executives came from one or more survey sources, including the Hewitt Total Compensation Measurement™ database, the Towers Watson Executive Financial Services survey, the McLagan Partners Investment Management survey, the McLagan Partners Fixed Income Sales and Trading survey, and the McLagan Partners Treasury and Asset Liability Management survey. Because multiple survey sources are used and not all survey participants provide data for each of the remaining NEOs, it is not possible to list the survey participants included in the competitive data analyzed for positions other than the CEO and the CFO.
When we measure the compensation of our CEO, CFO and other NEOs against the above peer group and survey data, we compare our compensation to the median. On an individual basis, compensation for any executive may be set above or below the median based on a variety of factors, including time in position, sustained performance over time, readiness for promotion, criticalness to retain, and skill set and experience relative to external market counterparts. Compensation will also vary above or below median based on Company and individual performance. For 2015, total direct compensation and individual elements of pay (i.e., base salary, annual cash incentives, and long-term incentives) for our NEOs were determined consistent with competitive market levels and pay mix taking into account Company and individual performance.
Committee Process
Ally's executive compensation programs are administered by the Committee.
The Committee determines the compensation of the CEO and other senior executives under its purview including the compensation of NEOs. As discussed below, in making its determination for senior executives other than the CEO, and in making changes to our executive compensation program, the Committee considers the recommendations of the CEO and determines the compensation of the CEO without recommendations from the CEO or other management. The Committee also meets periodically in executive session without the presence of any members of management. The Committee seeks the input of Ally’s risk management functions and, in its deliberations on compensation related issues, it also consults with the chairpersons of the Board’s Risk and Compliance Committee and Audit Committee as it deems appropriate.
Compensation recommendations for the NEOs other than the CEO are presented to and discussed with the Committee by the CEO. Factors that were discussed and considered by the Committee include overall Ally financial results, business unit or corporate function results, individual performance evaluations, risk scorecards, control function input, and market data. In particular, the CEO recommends the compensation of the NEOs based on his view as to the strategic importance of each NEO’s role, knowledge and performance. The CEO’s unique insight into our business and day-to-day interaction with the NEOs provide a valuable perspective to the Committee for its deliberations. The Committee then determines and approves the compensation for the NEOs.
The Committee determines and approves the compensation of the CEO without the recommendation of management. Neither the CEO nor the other NEOs are present for discussion of their pay.
The Company engaged Pearl Meyer & Partners to provide consulting assistance on matters pertaining to executive compensation, including an updated competitive assessment of the compensation for those senior executives under the purview of the Committee, and the post-TARP compensation framework.
Frederic W. Cook & Co., Inc. (“Cook”) served as an independent advisor to the Committee during 2015. Cook reports directly to the Committee and provides ongoing advice with respect to the plans and programs covering the executives, including our NEOs, and non-

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employee directors, for which the Committee is responsible. Cook reviews all materials developed by management in advance of Committee meetings, provides advice and recommendations concerning changes to our plans and programs, as well as information on market practices and trends, and attends meetings of the Committee. Cook undertakes no separate work for Ally. The Committee assessed the independence of Cook under NYSE and SEC rules and has determined that Cook is independent from Ally management and its work for the Committee does not raise any conflicts of interest.
Components of Ally's Compensation Program
For 2015, the total direct compensation elements of our NEOs’ compensation consisted of cash salary, DSUs through March 2015, annual cash incentives and equity-based long-term incentives in the form of PSUs and RSUs. In addition, we offer limited benefits and perquisites.
Cash Base Salary
Under our compensation philosophy, cash base salary is intended to provide a predictable level of compensation that is competitive in the marketplace for the position responsibilities and individual skills, knowledge, and experience of each employee. In March 2015, along with the discontinuation of TARP required DSU grants (see further discussion of DSUs on page 19), we reviewed the competitiveness of the cash base salaries paid to our NEOs and adjusted salaries, where appropriate, as the pay restrictions under TARP significantly limited the amount of cash base salary.
The following table shows the annual cash base salary rates paid to the NEOs in 2015. The annual cash salary rate paid until March was under the prior TARP-based compensation program, and the new annual ongoing cash base salary rate became effective under our new compensation program in March after grants of DSUs were discontinued. The amounts also reflect the promotion of Mr. Brown to CEO effective February 2, 2015 and the promotion of Ms. Morais to CEO and President of Ally Bank effective March 23, 2015.

NEO	Annual Cash Base Salary through March 13, 2015 ($)	Annual Ongoing Cash Base Salary ($)
Jeffrey J. Brown (promoted to CEO effective February 2, 2015)	600,000	1,000,000
Christopher A. Halmy	500,000	600,000
Timothy Russi	509,000	550,000
Diane Morais (promoted to Ally Bank CEO & President effective March 23, 2015)	509,000	550,000
William Solomon	500,000	500,000
Incentive Awards
Ally’s incentive plan is intended to reward and retain executives, including the NEOs and select key employees whose performance helps the Company to achieve its business objectives. Accordingly, a combination of the following factors determines individual incentive awards, and change in total direct compensation from year to year:
•Market performance
•Company performance
•Business unit and function performance
•Individual performance and level of responsibility
•Individual pay relative to market
•Input from Ally’s control functions (i.e., audit, compliance, risk, and loan review)
Once the incentive pools for the performance year are established and the overall individual incentive amount is determined as previously discussed, the type of incentives are awarded in a formulaic manner in accordance with the total compensation mix and equity mix of the compensation structure. The cash portion of annual incentive awards are paid currently and the equity portion is awarded in the form of PSUs and RSUs (as discussed in more detail in Incentive Awards—Long-Term Incentive Awards below).

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Based on the Committee’s assessment of performance, the Committee established incentive pools in respect to 2015. As previously noted, overall funding of the incentive pools applicable below the senior executives, who did not receive incentive compensation in 2014, was generally flat year-over-year. In determining and approving individual incentive awards for the CEO and each of the other NEOs, the Committee considered performance on their individual objectives, including the significant achievements listed below:

Jeffrey J. Brown, Chief Executive Officer
•    Achieved adjusted EPS of $2.00 in 2015, up 19% compared to 2014.
•    Achieved a Core ROTCE of 9.4%, up 150 basis points compared to 2014.
•    Exceeded auto finance originations target for the year demonstrating the success of the diversification strategy and lack of reliance on manufacturer subvented products.
•    Increased originations, excluding GM subvented and lease business, by 36%; grew the auto finance Growth Channel (non-GM and Chrysler) 53% for the year.
•    Surpassed 5 million vehicles sold on the SmartAuction digital auction.
•    Launched Ally Premier Protection, an industry-leading vehicle service contract.
•    Exceeded retail deposit growth target with $7.5 billion of deposits in 2015, bringing total retail deposits to $55.4 billion from more than 1 million customers.
•    Developed Ally Bank as the segment leader and achieved recognition as the “Best Online Bank” by MONEY® magazine for the fifth consecutive year.

Christopher A. Halmy, Chief Financial Officer
•    Established a business plan and financial forecast that enabled the Company to meet or exceed earnings expectations every quarter since becoming public.
•    Successfully restructured capital to improve EPS and Core ROTCE.
•    Successfully led a significant financial restructuring that included redeeming Series G and Series A preferred securities and buying back higher cost long term debt, which improved the Company’s financial profile and enables it to pursue a common stock dividend and share repurchases in 2016 (subject to regulatory approval).
•    Reduced Ally controllable expenses by approximately $300 million from 2013 to 2015.

Timothy Russi, President Auto Finance
•    Exceeded auto originations targets with $41 billion of new consumer financing, including replacing volume from the GM subvented and leasing by growing a more diverse array of new opportunities and relationships.
•    Established preferred financing relationships with three new vehicle manufacturers- Aston Martin, McLaren, Mitsubishi- and with a new online retailer, Beepi enhancing the company’s position as valued partner in providing large-scale, national point-of-sale financing programs.
•    Expanded origination in Growth Channel by 53%, which now comprises one-third of originations, and expanded used vehicle financing by 27%.
•    Improved the organization design, talent positioning, and employee engagement of 3,800 Auto Finance employees in a substantial way, ensuring the sustainability and continuous improvement of the business, while we pursue initiatives to capture future opportunities for growth.
•    Increased client satisfaction, loyalty, and advocacy allowing us to continue to build the breadth and depth of our client base of over 17,000 dealers and 4.5 million consumers and leading to a 17% increase in application flow.
•    Realized favorable remarketing results on lease terminations with gains in excess of $350 million, leveraging our digital auction, SmartAuction.
•    Achieved results within stated risk appetite and maintaining focus on disciplined risk taking to generate attractive risk adjusted returns.

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Diane Morais, CEO & President Ally Bank
•    Exceeded retail deposit growth targets and posted $7.5 billion in deposits in 2015, contributing to total deposits of $66.2 billion.
•    Reduced average retail portfolio interest rate by 4 basis points year-over-year, while outperforming growth targets.
•    Increased number of retail deposit customers by 16% to over 1 million.
•    Fostered significant progress in implementation and refinement of the deposit pricing optimization tools, which continue to be utilized for increased business intelligence.
•    Optimized mortgage held-for-investment portfolio by replacing legacy run-off with over $4 billion in bulk loan purchases.
•    Grew average portfolio balance by 30% in the Corporate Finance business.

William Solomon, General Counsel
•    Provided active analysis of and legal advice on key strategic initiatives to identify risks, options, and legal strategies.
•    Streamlined and effectively managed relationships with external law firms.
•    Consolidated and enhanced all litigation management and governance reports.
•    Completed risk assessments of more than 1,500 state and federal laws using enhanced standards.

Annual Cash Incentive Awards
While Ally was subject to the restrictions under TARP, we were prohibited from awarding cash-based incentive awards to our executives. Because we believe that annual cash-based incentive awards are necessary to maintain a balanced compensation program that attracts and retains competitive executive talent, we reintroduced annual cash-based incentive awards as part of our new 2015 compensation program. As previously discussed, under our new 2015 compensation program, the portion of the NEO’s total direct compensation that is delivered in the form of cash is determined in a formulaic manner based on the NEO’s position with Ally. For more information on the total pay mix of each of our NEOs, see Executive Summary—2015 Compensation Program above.
For details on the annual cash-based incentive awards granted to the NEOs in respect of 2015 performance, see 2015 Compensation Decisions above and the Summary Compensation Table below.
For 2016, we anticipate factors similar to 2015 will be considered in determining individual incentive levels, which, if warranted, would be granted in a formulaic manner consistent with the total compensation mix and equity mix of the current compensation structure.  The following 2016 financial and non-financial metrics, which align to our investor guidance, will form the basis for assessing Company performance:

•	Achieve key enterprise financial metrics including achieving Core ROTCE of 10%; growing EPS approximately 15%; and growing adjusted tangible book value per share between 8-10%;

•	Drive innovation and leading offerings in digital financial services;

•	Enhance Ally’s reputation as a distinctive and progressive customer service company;

•	Focus decision making and investment spending toward driving enhanced returns;

•	Create a compelling business model and, therefore, overall company that generates long-term investor interest and shareholder value;

•	Enhance Ally’s LEADing culture; and

•	Proactively identify, assess and manage risk.
Long-Term Incentive Awards
A central principle of our new 2015 compensation program is linking our executives’ compensation directly to Company performance by awarding 50% or more of the total direct compensation paid to the NEOs in the form of long-term incentive awards. Accordingly, commencing with the 2015 performance year, we granted both time-based RSUs and performance-based PSUs to our NEOs. We believe that our commitment to awarding a significant portion of the total direct compensation paid to our NEOs in the form of RSUs and PSUs helps to further align the interests of our leaders and our stockholders, as the ultimate value received depends on the share price on the vesting date and, in the case of PSUs, the level of attainment of the applicable performance conditions.
The PSUs granted to our NEOs have a two-year performance period followed by an additional year of required service after which earned PSU awards will be fully vested and settled in shares. Any dividends declared over the vesting period will be accumulated and paid at settlement on the number of earned PSUs.
The performance metrics applicable to the PSUs are Core ROTCE and total shareholder value (“TSV”), each having an equal weight. We believe these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term

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stockholder returns. These are balanced measures that ensure that NEOs are focused on the overall returns of the business and not motivated to drive performance on one measure or one business unit over another. The selection of Core ROTCE as a metric reflects management’s primary responsibility to produce an appropriate return on equity for stockholders. TSV, which is defined as growth in tangible book value per share plus dividends per share, was selected as growth in the value of tangible book value of the Company should result in increased long-term value creation for stockholders and is directly impacted by management performance. Core ROTCE and TSV are non-GAAP measures. Certain adjustments will be made to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. Refer to Appendix A for information on calculation of the metrics.
PSUs will pay out between 0% and 150% of target grant based on the achievement of predetermined goals for the metrics using a tiered structure rather than linear interpolation between goal levels. The tiers for payout under each of the metrics are as follows:

Tier	Payout Amount	Core ROTCE	Total Shareholder Value Growth Rate
Maximum	150%	>12%	>13%
Above Target, Under Maximum	125%	10.01% - 12%	10.01% - 13%
Target	100%	8.01% - 10%	7.01% - 10%
Above Threshold, Under Target	75%	6.01% - 8%	4.01% - 7%
Threshold	50%	4.01% - 6%	1.01% - 4%
Below Threshold	0%	<4.01%	<1.01%
Threshold, target and maximum goals were established for each metric that reflect performance expectations considering factors such as the Company’s prior-year performance, the current year’s financial plan, and the multi-year strategic plan. The threshold goal is set at what is considered the minimum acceptable performance level for payout of PSUs and corresponds to below-median performance and a compensation level. The target goal is set in line with our annual and long-range plan performance and corresponds to expectations for improved performance. The maximum goal equates to views of superior performance and corresponds to above-median performance and a compensation level.
Ally also utilizes RSUs for a portion of NEOs’ long-term equity incentives. While RSUs do not have explicit performance-vesting conditions, the ultimate value realized from the RSUs depends on the share price at vesting. This feature also applies to our PSUs to further align these awards with the interests of our stockholders. The RSUs are subject to time-based vesting and will vest and settle in shares in three equal annual installments on the first, second, and third anniversaries of the date of grant. All of Ally’s equity awards are subject to Ally’s enhanced Clawback and Recoupment Policy (as explained on page 20).
Supplemental One-Time RSUs and Legacy DSUs
As previously discussed, in 2015 a supplemental, one-time RSU award was granted to select key executive leaders, including each of our NEOs. This supplemental RSU award was granted to retain our key contributors and motivate their performance in the first crucial years following the IPO. This grant vests and settles in four equal annual installments beginning on the first anniversary of the grant date.
As previously explained, TARP-based DSUs were granted until March 13, 2015. The DSUs granted in 2015 were immediately vested on grant, but continue to be subject to TARP restrictions on the timing of payout, which continues through 2017. DSUs granted in 2015 are payable in three equal installments: the first on the final payroll date of 2015, the second ratably over 2016 and the third ratably over 2017. See the Nonqualified Deferred Compensation table on page 25 for information on DSUs granted and outstanding during 2015. The DSUs awarded to our NEOs serve the function of long-term equity-based compensation in that the value of each DSU is tied directly to the value of a share of our common stock and, accordingly, the value received by the NEO at payout will reflect the performance of our stock over the applicable deferral period. The value of the supplemental RSUs and DSUs granted in 2015 were as follows:

NEO	Value of DSUs Granted in 2015 ($)	Value of Supplemental One-Time RSU ($)
Jeffrey J. Brown	876,437	5,000,008
Christopher A. Halmy	426,923	2,250,000
Timothy Russi	530,769	2,250,000
Diane Morais	484,615	2,250,000
William Solomon	422,308	1,000,014
Benefits and Perquisites
We provide our NEOs with health and welfare benefits under the broad-based program generally available to all of our employees. This allows them to receive certain benefits that are not readily available to individuals except through an employer and to receive certain benefits on a pre-tax basis. Our benefit program includes the tax-qualified Ally Financial, Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan in lieu of higher current cash compensation to ensure that employees have a source of retirement income and because these

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plans enjoy more favorable tax treatment than current compensation. Under the Savings Plan, employee contributions up to 6% of eligible compensation after one year of employment were matched 100% by Ally. The Savings Plan also provided a 2% nonmatching contribution on eligible compensation and a discretionary 2% nonmatching contribution on base pay in light of the Company's 2015 performance. Nonmatching contributions fully vest after the individual has been employed for three years. Eligible compensation for the Savings Plan includes salary and annual cash bonus up to 50% of salary.
Ally suspended nonqualified contributions to its non-qualified Enhanced Retirement Savings Plan in 2009 and has not made any since, including in 2015. Therefore, employer contributions for 2015 were made only under the qualified savings plan, which limits contributions as required by the Internal Revenue Code.
In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent.
Executive Agreements
The NEOs are employed on an “at will'” basis, and none of them is party to a separate employment agreement with the Company.
Severance
The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan on the same basis as other Ally employees. See Potential Payments Upon Termination or Change in Control below.
Clawback Provisions and Loss Trigger Review
In connection with the risk assessment Ally conducted in 2015, the Company has reviewed all of its incentive compensation programs to ensure they include language allowing the Company to recoup incentive payments made to recipients in the event those payments were based on financial statements that are later found to be materially inaccurate. Incentive plans that did not include such language were revised to allow for incentive payments to be recovered. In addition, all recoupment practices were consolidated into a more comprehensive enterprise-wide Clawback and Recoupment Policy. A recipient who fails to promptly repay Ally under such circumstances is subject to termination of employment.
Ally also engages in a “loss trigger” review process, which is applicable to Material Risk Takers (“MRTs”) who receive a deferred incentive compensation award (cash or equity-based) for a year in which they were classified as an MRT. Prior to the payout of any deferred incentive award to an MRT, the Company determines if a significant loss or other “negative risk outcome” has occurred that relates to the risk taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in the loss or other “negative risk outcome”. In the event that the committee determines there is involvement in a significant loss, senior leadership may recommend a downward adjustment or forfeiture of the any unpaid portion of the incentive compensation awarded to that MRT. Senior leadership consists of, at a minimum, the head of risk, the CFO and the MRT’s applicable head of business unit/function.
Share Ownership Guidelines
In connection with Ally’s IPO, the Committee established the following minimum share ownership requirements for the CEO and other NEOs, which became applicable following Ally’s exit from TARP in late 2014.

CEO:	5 times cash base salary
Other NEOs:	3 times cash base salary
Shares owned outright and vested and unvested RSUs at year-end are counted towards these requirements. Under the policy adopted by the Committee, should an executive who is subject to these requirements not meet the minimum ownership level at the end of the year, that executive must retain 50% of the after-tax stock awards granted subsequent to the IPO until such minimum stock ownership level is met.
Anti-Hedging and Pledging Policies
Our Insider Trading Policy includes certain personal trading restrictions covering Ally securities that apply to Ally Board members and executive officers. Such restrictions are intended to ensure that the interests of directors and officers are aligned with the long-term interests of Ally stockholders and to discourage short-term speculation in Ally securities. These restrictions prohibit speculative transactions that constitute hedging and pledging, including holding Company securities in margin accounts.
Timing of Equity-Based Awards
The Committee typically approves equity-based awards annually at its January meeting when individual incentive awards are determined and approved. This meeting is prescheduled, and annual grants will typically be made after the release of our year-end earnings. In addition to the annual equity-based awards, the Committee may approve equity-based grants for purview executives on a limited basis on other dates in special situations, such as the hire of an executive or to retain executives important to the success of the Company.
Tax and Accounting
For 2015, we are subject to the ordinary limits on deductibility of compensation pursuant to the rules under Section 162(m) of the federal tax code. These rules impose a $1 million limit on the amount that Ally may deduct for compensation paid to its CEO, and the next three most highly compensated executive officers other than its CFO. However, under these rules compensation paid pursuant to plans in place at the

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time of Ally's IPO will be exempt from this limit for a grandfather period that can run until our 2018 annual stockholders meeting, but would expire if the plans are exhausted or materially modified prior to that date. After the grandfather period, performance-based compensation paid under plans that has been approved by stockholders will be excluded from the $1 million limit if the requirements of the performance-based compensation exception are met. While Ally generally expects to maximize the deductibility of its compensation costs where appropriate, the tax effect of any compensation arrangement is only one factor to be considered, and this factor will be evaluated by the Committee together with other considerations. The Committee is not limited to paying compensation that is fully deductible and retains the flexibility to consider deductibility together with other relevant factors. The Committee will also consider other tax aspects, accounting and other impacts of its executive compensation programs and will seek to balance these impacts with the need to attract, retain and motivate the executive team.
Compensation, Nominating and Governance Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the Committee has recommended to the Ally Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Submitted by the Compensation, Nominating and Governance Committee
Kim S. Fennebresque (Committee Chairman)
Robert T. Blakely
Franklin W. Hobbs
Marjorie Magner

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Summary Compensation Table
The following table sets forth specified information regarding the compensation paid or awarded by the Company during 2015, 2014 and 2013, as applicable, to the NEOs for 2015. Stock awards for 2015 include the total grant value of the retentive supplemental one-time RSU awards, which pay out over four years. See footnote (d) for additional information.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($)
Jeffrey J. Brown (e)	2015	924,992	1,649,425	5,876,445	32,678	8,483,540
Chief Executive Officer	2014	600,000	—	3,797,892	31,350	4,429,242
	2013	600,000	—	3,797,892	30,932	4,428,824
Christopher A. Halmy	2015	600,000	736,539	2,676,924	32,525	4,045,988
Chief Financial Officer	2014	500,000	—	1,850,000	31,668	2,381,668
Timothy Russi	2015	510,566	850,615	2,780,770	33,233	4,175,184
President Auto Finance						—
Diane Morais	2015	543,838	757,692	2,734,616	29,947	4,066,093
CEO and President, Ally Bank						—
William Solomon	2015	503,307	463,846	1,422,322	38,394	2,427,869
General Counsel	2014	500,000	—	1,830,000	37,604	2,367,604
	2013	500,000	—	1,830,000	37,076	2,367,076
Michael A. Carpenter (e)	2015	—	—	1,592,033	2,527,554	4,119,587
Former Chief Executive Officer	2014	—	—	9,500,000	48,017	9,548,017
	2013	—	—	9,500,000	47,517	9,547,517
Barbara Yastine	2015	288,462	—	2,356,692	24,624	2,669,778
Former CEO and President, Ally Bank	2014	600,000	—	4,587,357	32,430	5,219,787
	2013	600,000	—	4,587,357	29,226	5,216,583

(a)
The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. These amounts do not include the values of any DSU equity awards, which are reflected in the “Stock Awards” column of this Summary Compensation Table. For the NEOs’ current base salaries, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program—Cash Base Salary above. There were 27 pay periods in 2015 compared to 26 pay periods in 2014 and 2013.

(b)
The amounts in this column represent the annual cash bonuses paid to the NEOs in February 2016 in respect of 2015 performance, based on achievement of the Committee’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program—Annual Cash Incentive Awards above.

(c)
The amounts reported in this column for 2015 represent the grant date fair value of (i) the DSU awards granted ratably from January 2015 to March 2015, and (ii) the supplemental one-time RSU awards granted in March 2015, which were, for each of the executives: Jeffrey J. Brown $5,000,008; Christopher A. Halmy $2,250,000; Timothy Russi $2,250,000; Diane Morais $2,250,000; and William Solomon $1,000,014. The amounts reported in this column for 2014 represent the grant date fair value of the DSU awards granted to the NEOs in 2014. The amounts reported in this column for 2013 represent the grant date fair values of the DSUs and IRSUs granted to the NEOs in 2013. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest. For additional information on how we account for equity-based compensation, see Note 24 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(d)	This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2015, these amounts include:

(e)	Effective as of February 2, 2015, Mr. Brown was appointed Ally’s Chief Executive Officer in connection with the retirement of Mr. Carpenter, our-then -Chief Executive Officer.

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	Jeffrey J. Brown	Christopher A. Halmy	Timothy Russi	Diane Morais	William Solomon	Michael A. Carpenter	Barbara Yastine
Financial Counseling (a)	$3,500	$3,500	$3,500	$—	$3,500	$3,500	$—
Liability Insurance (b)	458	458	458	458	458	76	229
Total Perquisites	3,958	3,958	3,958	458	3,958	3,576	229
Life Insurance (c)	2,220	2,067	2,775	2,989	7,936	2,778	3,195
401(k) Contribution (d)	26,500	26,500	26,500	26,500	26,500	21,200	21,200
Charitable Contribution (e)	—	—	—	—	—	2,500,000	—
Total All Other Compensation	$32,678	$32,525	$33,233	$29,947	$38,394	$2,527,554	$24,624

(a)
We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation and estate planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(b)
We provide a taxable allowance for a personal umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(c)	Represents tax value of the Company provided life insurance for 2015.

(d)	Represents the employer contribution, Company match contribution and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

(e)
In connection with Mr. Carpenter’s retirement, Ally and Mr. Carpenter entered into a consulting agreement, pursuant to which Mr. Carpenter agreed to serve as a consultant to the Company until December 31, 2015. In exchange for his services, the Company made a charitable gift of $2.5 million to a charity designated by Mr. Carpenter.

Grants of Plan Based Awards in 2015
The following table provides information on grants of plan-based awards made to our NEOs during 2015.

	Grant Date	Type of Award (a)	All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	Grant Date Fair Value of Stock or Unit Awards ($) (c)
Jeffrey J. Brown	(a)	DSU	40,888.7	876,437
	3/18/15	RSU	236,407.0	5,000,008
Christopher A. Halmy	(a)	DSU	19,917.4	426,923
	3/18/15	RSU	106,383.0	2,250,000
Timothy Russi	(a)	DSU	24,762.2	530,769
	3/18/15	RSU	106,383.0	2,250,000
Diane Morais	(a)	DSU	22,608.9	484,615
	3/18/15	RSU	106,383.0	2,250,000
William Solomon	(a)	DSU	19,702.1	422,308
	3/18/15	RSU	47,282.0	1,000,014
Michael A. Carpenter	(a)	DSU	73,861.0	1,592,033
Barbara Yastine	(a)	DSU	108,959.9	2,356,692

(a)
Awards of DSUs reflected in this table were granted to the NEOs ratably over the course of six pay periods from January 2015 to March 2015. The grant of DSUs were continued in March 2015 in connection with the communication of our new compensation program, with the exceptions of DSU grants to Mr. Carpenter and Ms. Yastine, which were discontinued upon their respective departures. The DSUs granted in 2015 were immediately vested on grant, but continue to be subject to TARP restrictions on the timing of payout, which continues through 2017. DSUs granted in 2015 are payable in three equal installments: the first on the final payroll date of 2015, the second ratably over 2016 and the third ratably over 2017. For additional information on the DSUs granted in 2015, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program— Supplemental One-Time RSUs and Legacy DSUs above. The RSU awards reflected in this table were supplemental, one-time awards of RSUs granted in 2015. The RSUs are scheduled to vest ratably each year over four years, solely based on service. For additional information on the one-time RSUs granted in 2015, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program— Supplemental One-Time RSUs and Legacy DSUs above.

(b)	The amounts in this column represent the number of common shares of Ally underlying the award of DSUs or RSUs, as applicable.

(c)
The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For additional information on how we account for equity-based compensation, see Note 24 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Outstanding Equity Awards at 2015 Fiscal Year End
The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2015. This table does not include the NEOs’ holdings of DSUs, the value of which is determined by reference to our common stock (see Nonqualified Deferred Compensation table below).

Name	Grant Date	Number Of Shares Or Units Of Stock That Have Not Vested (#) (a)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($) (b)
Jeffrey J. Brown	12/18/2013	2,525.2	47,070
	3/18/2015	236,407.0	4,406,626
Christopher A. Halmy	12/18/2013	1,103.7	20,573
	3/18/2015	106,383.0	1,982,979
Timothy Russi	12/18/2013	1,607.7	29,968
	3/18/2015	106,383.0	1,982,979
Diane Morais	12/18/2013	1,492.9	27,827
	3/18/2015	106,383.0	1,982,979
William Solomon	12/18/2013	1,332.7	24,841
	3/18/2015	47,282.0	881,336
Michael A. Carpenter	—	—	—
Barbara Yastine	—	—	—

(a)
The amounts reflected in this column represent: (i) 1/3 of the 2013 IRSU awards that are scheduled to vest in 2016 and (ii) the supplemental one-time RSU award granted in 2015 that are scheduled to vest in equal annual amounts over the next four years beginning in 2016. The amounts in this column represent the number of common shares of Ally underlying the awards. Upon vesting, the 2013 IRSU awards will be settled in cash and the one-time RSU awards will be settled in common shares of Ally.

(b)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $18.64, which was the closing price of a common share of Ally on December 31, 2015.
Option Exercises and Stock Vested in 2015
The following table provides information on the NEOs’ equity awards that vested in 2015. The NEOs do not hold any options.

Name	Number Of Shares Acquired On Vesting (#) (a)	Value Realized On Vesting ($) (b)
Jeffrey J. Brown	5,048.9	92,900
Christopher A. Halmy	2,206.7	40,604
Timothy Russi	3,214.5	59,147
Diane Morais	2,984.9	54,922
William Solomon	2,664.6	49,028
Michael A. Carpenter	—	—
Barbara Yastine	—	—

(a)	The amounts reflected in this table include the vesting in 2015 of the first 2/3 of the IRSU awards granted to the NEOs in 2013. Upon vesting, the IRSUs were settled in cash.

(b)
The value realized on vesting of the IRSUs was calculated by multiplying the number of common shares underlying the IRSUs that vested in 2015 by $18.40 per share, the closing price of a common share of Ally on the vesting date.

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Nonqualified Deferred Compensation in 2015
The table below reflects year-end balances, Company distributions, and all earnings associated primarily with vested DSU awards and the Ally nonqualified equalization plan.

Name	Plan Name	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE ($)
Jeffrey J. Brown	Nonqualified Benefit	—	—	19	—	32,818
	Equalization Plan (a)
	DSUs (b)	—	876,437	(540,517)	2,169,084	1,386,117
Christopher A. Halmy	DSUs (b)	—	426,923	(276,250)	936,321	677,179
Timothy Russi	Nonqualified Benefit	—	—	204	—	8,316
	Equalization Plan (a)
	DSUs (b)	—	530,769	(351,354)	1,315,110	844,986
Diane Morais	Nonqualified Benefit	—	—	3	—	8,380
	Equalization Plan (a)
	DSUs (b)	—	484,615	(319,758)	1,198,199	769,324
William Solomon	Nonqualified Benefit	—	—	—	—	137,507
	Equalization Plan (a)
	DSUs (b)	—	422,308	(261,068)	1,044,273	671,042
Michael A. Carpenter	DSUs (b)	—	1,592,033	(2,747,790)	8,548,350	7,518,316
Barbara Yastine	DSUs (b)	—	2,356,692	(816,586)	3,029,552	2,371,554

(a)
Ally maintains a nonqualified benefit equalization plan for highly-compensated employees, including the NEOs. This plan is a nonqualified savings plan designed to allow for the equalization of benefits for highly compensated employees under the Ally 401(k) Program when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. This plan is maintained as an unfunded plan and all expenses for administration of the plan and payment of amounts to participants are borne by Ally. Each participant is credited with earnings based on a set of investment options selected by the participant similar to 401(k) investment option to all employees. As a requirement during TARP, contributions to this plan were suspended in 2009 and the Board has elected not to reinstate contributions to the non-qualified savings plan following Ally’s exit from TARP. Therefore, the amounts shown reflect contributions made by the Company prior to receipt of the Determination Letter.

(b)
The NEOs had outstanding DSU award values as of January 1, 2015, of 3,219,281 for Mr. Brown; 1,462,827 for Mr. Halmy; 1,980,680 for Mr. Russi; 1,802,666 for Ms. Morais; 1,554,075 for Mr. Solomon; 17,222,424 for Mr. Carpenter; and 3,861,001 for Ms. Yastine.

Potential Payments Upon Termination
The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled to under the Company’s compensation and benefit plans had his or her employment terminated under certain specified circumstances, as of December 31, 2015. The amounts reflected in the tables below for “Equity Acceleration” do not include the value of any stock awards that were vested as of December 31, 2015 or any DSUs (which are reported in the Nonqualified Deferred Compensation Table above).
Messrs. Brown and Halmy and Ms. Morais participate in the Ally Financial Inc. Severance Plan, which entitles each participant to receive a number of weeks of base salary using a tiered seniority schedule in the event of certain “Qualified Terminations of Employment” (as defined in the plan). Under the schedule, as of December 31, 2015, Messrs. Brown and Halmy and Ms. Morais were each eligible for cash severance equal to 39 weeks of his or her base pay. The plan also provides for outplacement benefits at a level determined by the Committee on an individual-by-individual basis. Messrs. Russi and Solomon participate in the GMAC LLC Senior Leadership Severance Plan, which entitles each participant to receive one-times his base salary and his current year target bonus less the value of the vested supplemental one-time RSU in the event he is terminated without “cause” or resigns for a “good reason” (as such terms are defined under the plan). The Committee gave notice that it has terminated the GMAC LLC Senior Leadership Severance Plan on January 27, 2015. Participants under the plan were no longer eligible for these plan benefits 12 months from the termination date or January 27, 2016. Rather, they will have the same participation rights as other NEOs in the Ally Financial, Inc. Severance Plan.

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The following tables describe the various potential payments to the NEOs in the event of a termination of employment for involuntary or good reason, change in control, or death and disability, assuming the termination occurred on December 31, 2015.

Jeffrey J. Brown, Chief Executive Officer
Executive Benefits And Payments Upon Termination	Involuntary or Good Reason ($)	Change in Control ($)	Death/Disability ($)
Base Salary (a)	750,000	750,000	—
Annual Incentive	—	—	—
Equity Acceleration (b)	2,203,313	4,453,697	4,453,697
Outplacement (c)	20,000	20,000	—
Total	2,973,313	5,223,697	4,453,697

(a)
Represents a cash payment under the Ally Financial Inc. Severance Plan equal to 39 weeks’ of base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Brown’s annual base salary rate as of December 31, 2015 was $1,000,000.

(b)
Represents the value associated with the Equity Acceleration of the unvested portion of (i) the IRSUs granted in 2013 and (ii) the supplemental one-time RSUs granted in 2015, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $18.64, which was the closing price of a common share of Ally on December 31, 2015.

(c)	Represents the estimated value of outplacement services provided under the Ally Financial Inc. Severance Plan, at a level which is determined by the Committee on an individual-by-individual basis.

Christopher A. Halmy, Chief Financial Officer
Executive Benefits And Payments Upon Termination	Involuntary or Good Reason ($)	Change in Control ($)	Death/Disability ($)
Base Salary (a)	450,000	450,000	—
Annual Incentive	—	—	—
Equity Acceleration (b)	991,490	2,003,552	2,003,552
Outplacement (c)	20,000	20,000	—
Total	1,461,490	2,473,552	2,003,552

(a)
Represents a cash payment under the Ally Financial Inc. Severance Plan equal to 39 weeks’ of base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Halmy’s annual base salary rate as of December 31, 2015 was $600,000.

(b)
Represents the value associated with the Equity Acceleration of the unvested portion of (i) the IRSUs granted in 2013 and (ii) the supplemental one-time RSUs granted in 2015, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $18.64, which was the closing price of a common share of Ally on December 31, 2015.

(c)	Represents the estimated value of outplacement services provided under the Ally Financial Inc. Severance Plan, at a level which is determined by the Committee on an individual-by-individual basis.

Timothy Russi, President, Auto Finance
Executive Benefits And Payments Upon Termination	Involuntary or Good Reason ($)	Change in Control ($)	Death/Disability ($)
Base Salary (a)	413,010	509,000	—
Annual Incentive (a)	—	895,500	—
Equity Acceleration (b)	991,490	2,012,947	2,012,947
Outplacement	—	—	—
Total	1,404,500	3,417,447	2,012,947

(a)
Represents a cash payment under the GMAC LLC Senior Leadership Severance equal to one-times Mr. Russi’s base salary and 2015 target bonus. In the event Mr. Russi is terminated without “cause” or for “good reason” under the plan, this amount is offset by the value of the vested supplemental one-time RSU granted in 2015. Mr. Russi’s annual base salary rate as of December 31, 2015 was $509,000 and his 2015 target bonus for purposes of the severance calculation was $895,500. As noted above, this Plan was terminated by the Committee and as a result, Mr. Russi will no longer be eligible for this benefit beginning January 27, 2016.

(b)
Represents the value associated with the Equity Acceleration of the unvested portion of (i) the IRSUs granted in 2013 and (ii) the supplemental one-time RSUs granted in 2015, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $18.64, which was the closing price of a common share of Ally on December 31, 2015.

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Diane Morais, CEO & President, Ally Bank
Executive Benefits And Payments Upon Termination	Involuntary or Good Reason ($)	Change in Control ($)	Death/Disability ($)
Base Salary (a)	412,500	412,500	—
Annual Incentive	—	—	—
Equity Acceleration (b)	991,490	2,010,807	2,010,807
Outplacement (c)	20,000	20,000	—
Total	1,423,990	2,443,307	2,010,807

(a)
Represents a cash payment under the Ally Financial Inc. Severance Plan equal to 39 weeks’ of base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Ms. Morais’s annual base salary rate as of December 31, 2015 was $550,000.

(b)
Represents the value associated with the Equity Acceleration of the unvested portion of (i) the IRSUs granted in 2013 and (ii) the supplemental one-time RSUs granted in 2015, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $18.64, which was the closing price of a common share of Ally on December 31, 2015.

(c)	Represents the estimated value of outplacement services provided under the Ally Financial Inc. Severance Plan, at a level which is determined by the Committee on an individual-by-individual basis.

William Solomon, General Counsel
Executive Benefits And Payments Upon Termination	Involuntary or Good Reason ($)	Change in Control ($)	Death/Disability ($)
Base Salary (a)	500,000	500,000	—
Annual Incentive (a)	224,332	665,000	—
Equity Acceleration (b)	440,668	906,178	906,178
Outplacement	—	—	—
Total	1,165,000	2,071,178	906,178

(a)
Represents a cash payment under the GMAC LLC Senior Leadership Severance Plan equal to one-times Mr. Solomon’s base salary and 2015 target bonus. In the event Mr. Solomon is terminated without “cause” or for “good reason” under the plan, this amount is offset by the value of the vested supplemental one-time RSU granted in 2015. Mr. Solomon’s annual base salary rate as of December 31, 2015 was $500,000 and his 2015 target bonus for purposes of the severance calculation was $665,000. As noted above, this Plan was terminated by the Committee and as a result, Mr. Solomon will no longer be eligible for this benefit beginning January 27, 2016.

(b)
Represents the value associated with the Equity Acceleration of the unvested portion of (i) the IRSUs granted in 2013 and (ii) the supplemental one-time RSUs granted in 2015, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $18.64, which was the closing price of a common share of Ally on December 31, 2015.

Consulting Agreement with Mr. Carpenter
Mr. Carpenter retired as the Company’s Chief Executive Officer, effective as of February 2, 2015. In connection with his retirement, Mr. Carpenter served as a consultant to Ally and its Board and thus entered into a consulting agreement, with customary non-competition and non-solicitation covenants, for a term that ended December 31, 2015. In exchange, the Company contributed $2.5 million to a charity designated by Mr. Carpenter, who did not otherwise receive any pay or benefits in connection with his consulting services.
PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. Pursuant to Rule 14a-20 under the Securities Exchange Act of 1934, as amended, during the period in which any financial assistance provided to the Company under TARP remains outstanding, Ally shall be required to submit NEO compensation to an advisory (non-binding) vote at each annual meeting of the Company’s stockholders.
Under the Company’s executive compensation programs, the NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” above along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2015 compensation of the NEOs.
Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This proposal, commonly known as a “say- on-pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.”

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The say-on-pay vote is advisory, and, therefore, not binding on the Company, the CNG Committee or the Board. The Board and the CNG Committee value the opinions of stockholders, and to the extent there is a significant vote against the NEO compensation as disclosed in this proxy statement, will consider stockholders’ concerns, and the CNG Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board asks the stockholders to ratify the Audit Committee’s action in appointing Deloitte & Touche LLP the Company’s independent registered public accounting firm for the fiscal year 2016. Deloitte & Touche LLP has been serving the Company and its subsidiaries in this role for many years. Deloitte & Touche LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent auditors is in the best interests of the Company and its stockholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with Deloitte & Touche LLP and preapproves any engagement of Deloitte & Touche LLP.
In the event that a majority of the stockholders vote to not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. Even if a majority of the stockholders do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes that reconsideration is necessary in the best interests of the Company and the stockholders.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016. PROXIES SOLICITED ON BEHALF OF THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

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AUDIT COMMITTEE REPORT
In connection with the Company’s December 31, 2015 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with Deloitte & Touche LLP’s independence. The Audit Committee also reviewed independence disclosures from Deloitte & Touche LLP as required under applicable standards regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with Deloitte & Touche. Fees for services provided by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, for the years ended December 31, 2015 and 2014 are as follows:

($ in millions)	2015	2014
Audit fees (a)	$9	$10
Audit-related fees (b)	4	3
Audit and audit-related fees	13	13
Tax fees (c)	—	—
All other fees	—	—
Total fees	$13	$13

(a)
Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings. In addition, this category includes approximately $1 million in both 2015 and 2014, pertaining to services such as comfort letters for securities issuances and consents to the incorporation of audit reports in filings with SEC.

(b)
Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, agreed-upon procedures relating to securitizations and financial asset sales, consultation concerning financial accounting and reporting standards, and audits in connection with acquisitions and divestitures.

(c)
Includes negligible amount of tax fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund, and tax payment-planning services. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

All services performed by Deloitte & Touche LLP in 2015 were preapproved in accordance with the Independent Auditor Services and Preapproval Policy of the Ally Audit Committee. This policy requires the independent registered public accounting firm to present the proposed audit services and related fees to the Ally Audit Committee for approval prior to the commencement of the services. Amounts exceeding the initially approved audit fees, or audit services not initially contemplated or considered during the initial approval, must be separately approved by the Committee.
The Ally Audit Committee must also preapprove all audit-related services, tax services, and all other services that are proposed to be provided by the independent registered public accounting firm. Similar to audit services, management and the independent registered public accounting firm annually present the proposed services and related fees to the Ally Audit Committee for approval prior to the commencement of services. The Committee’s approval of the services and fees form the basis for an annual limit on such fees. The Committee periodically reviews the spending against these limits. Services that were not initially contemplated or considered during the initial approval must be separately approved by the Committee.
Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 24, 2016.
Audit Committee
Robert T. Blakely (Chair)
Maureen A. Breakiron-Evans
Mayree C. Clark
John J. Stack
SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS
Any proposal that a stockholder wishes to submit for inclusion in Ally’s proxy materials for the 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received by Ally not later than November 23, 2016. Notice of any other proposal or director nomination that a stockholder wishes to submit for consideration at the 2017 Annual Meeting pursuant to Ally’s Bylaws must be delivered to Ally not earlier than January 2, 2017 and not later than February 1, 2017. Such other proposal or director nomination also must satisfy the information and other requirements specified in Ally’s Bylaws, which are available on Ally’s web site at https://www.ally.com/resources/pdf/corporate/ally-bylaws.2015-10-27.pdf. Any stockholder proposal or director nomination submitted to Ally in connection with the 2017 Annual Meeting should be addressed to: Ally Financial Inc., c/o Corporate Secretary, 200 Renaissance Center, Mail Code 482-B09-C24, Detroit, Michigan 48265.
At the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are

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properly presented at the Annual Meeting for consideration, the persons appointed by the Board as proxies will have the discretion to vote for you on such matters.
ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2016 ANNUAL MEETING
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2016. This Proxy Statement and Ally Financial’s Annual Report to Stockholders and Form 10-K for fiscal year 2015 are available electronically at www.proxyvote.com.
OTHER INFORMATION
The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.
The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.
HOUSEHOLDING
In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.
Requests in this regard should be addressed to:
Ally Financial Inc.
Corporate Secretary
200 Renaissance Center
Mail Code 482-B09-C24
Detroit, MI 48265
(866) 710-4623
The above Notice and Proxy Statement are sent by order of the Board of Directors.

Cathy L. Quenneville
Corporate Secretary
Detroit, Michigan
March 23, 2016

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

ALLY FINANCIAL INC. 200 RENAISSANCE CENTER, 482-B09-C24 DETROIT, MI 48265
VOTE BY INTERNET - www.proxyvote.com/ally
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to “stockholder meeting registration” link at www.proxyvote.com/ally no later than 11:59 p.m. Eastern Time on April 29, 2016.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E05182-P77990	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLY FINANCIAL INC.

The Board of Directors recommends you vote FOR the following:

1.		Election of Directors:

		Nominees:	For	Against	Abstain
		01) Franklin W. Hobbs	❑	❑	❑
		02) Robert T. Blakely	❑	❑	❑
		03) Maureen A. Breakiron-Evans	❑	❑	❑
		04) Mayree C. Clark	❑	❑	❑
		05) Stephen A. Feinberg	❑	❑	❑
		06) Kim S. Fennebresque	❑	❑	❑
		07) Marjorie Magner	❑	❑	❑
		08) John J. Stack	❑	❑	❑
		09) Michael F. Steib	❑	❑	❑
		10) Kenneth J. Bacon	❑	❑	❑
		11) Jeffrey J. Brown	❑	❑	❑

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote to approve executive compensation.					❑	❑	❑

3.	Ratification of the action of the Audit Committee of the Board of Directors in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.					❑	❑	❑

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com/ally.
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E05182-P77990
ALLY FINANCIAL INC. Annual Meeting of Stockholders May 3, 2016 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey J. Brown and Cathy L. Quenneville or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 3, 2016, at the Westin Book Cadillac Detroit, 1114 Washington Boulevard, Detroit, Michigan 48226, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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Appendix A
	2015	2014	2013
Core ROTCE Calculation ($ in millions)
Pre-tax income (loss) from continuing operations	$1,393	$1,246	$357
Add: Core original issue discount expense	59	186	249
Repositioning items	349	187	244
Core pre-tax income	$1,801	$1,619	$850
Normalized income tax expense at 34%	612	550	289
Core net income	1,189	1,069	561
Preferred dividends (Series A & G)	200	268	267
Operating net income available to common shareholders	$990	$800	$294

Tangible common equity	$13,416	$13,522	$12,695
Less: Unamortized original issue discount	(1,327)	(1,441)	(1,656)
Net deferred tax asset	(1,583)	(1,923)	(1,615)
Normalized common equity	$10,506	$10,157	$9,424
Core ROTCE	9.4%	7.9%	3.1%

Adjusted Earnings Per Share ("EPS") Calculation
GAAP EPS (diluted)	$(2.66)	$1.83	$(1.64)
Less: Discontinued operations, net of tax	(0.81)	(0.47)	0.13
Add: OID expense, net of tax	0.08	0.25	0.39
Capital Actions (Series A and G, MCP Repurchase)	4.90	—	0.59
Repositioning items / Other	0.48	0.07	0.38
Adjusted EPS	$2.00	$1.68	$(0.14)

Adjusted Tangible Book Value ($ billions)
GAAP shareholder's equity	$13.4	$15.4	$14.2
Preferred equity and goodwill	(0.7)	(1.3)	(1.3)
Tangible common equity	$12.7	$14.1	$12.9
Tax-effected bond OID (tax rate of 34%)	(0.9)	(0.9)	(1.0)
Series G discount	—	(2.3)	(2.3)
Adjusted tangible book value	$11.9	$10.9	$9.6

Adjusted Tangible Book Value Per Share
GAAP shareholder's equity	$27.9	$32.1	$29.6
Preferred equity and goodwill	(1.5)	(2.7)	(2.7)
Tangible common equity	$26.4	$29.4	$26.9
Tax-effected bond OID (tax rate of 34%)	(1.8)	(1.9)	(2.1)
Series G discount	—	(4.9)	(4.9)
Adjusted tangible book value per share	$24.6	$22.7	$20.0

Issued shares outstanding (period-end; in thousands)	481,980	480,095	479,768

Adjusted Efficiency Ratio ($ in millions)
Total noninterest expense	$2,761	$2,948	$3,405
Less: Rep & warrant expense	(13)	(10)	32
Less: Insurance expense	879	988	999
Less: Repositioning items	7	39	123
Numerator	$1,888	$1,931	$2,251
Total net revenue	$4,861	$4,651	$4,263
Add back: OID	59	186	249
Add: Repositioning items	342	148	121
Less: Insurance revenue	1,090	1,185	1,253
Denominator	$4,172	$3,800	$3,380
Adjusted Efficiency Ratio	45%	51%	67%
Note: The totals in the tables may not foot due to rounding.

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